Exhibit 10.4

May 19, 2016

Stephan Toutain

Re: Offer Letter of Employment

Dear Stephan:

I am pleased to provide you with this offer letter agreement (the "Letter Agreement"), which provides the terms and conditions of your anticipated employment by Interleukin Genetics, Inc. ("Interleukin"), which would become effective as of the Start Date (as defined below). We hope that you choose to join the Interleukin team and look forward to a mutually beneficial relationship.

1.                  Start Date. If you accept this offer, your employment with Interleukin will begin following the closing of a public or private financing transaction by Interleukin on a date to be mutually determined by you and Interleukin (the "Start Date"). Nothing contained herein shall confer any rights to, or obligations on, you or Interleukin prior to the Start Date.

2.                  Position and Responsibilities. Your initial position will be Chief Commercial Officer (CCO). As an Interleukin employee, we expect you to devote all of your professional and working time and energies to the business and affairs of Interleukin, subject to restriction listed on Exhihit A and to perform any and all duties and responsibilities that are associated with this position and such additional duties and responsibilities that the management of Interleukin otherwise may assign to you. You agree to abide by all reasonable employment policies instituted by Interleukin, as they may be instituted or amended from time to time. Your performance will be reviewed on a periodic basis, but no less frequently than annually, as long as you remain employed by Interleukin.

3.                  At-Will Nature of Relationship. No provision of this Letter Agreement will be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Interleukin is at-will employment which may be terminated by you or Interleukin at any time for any reason (or for no reason) with or without advance notice, subject to your eligibility for specified types of severance payments upon specified types of terminations, as described in Section 5.

4.                  Compensation and Benefits.

(a)               Base Pay. Your initial base pay will be $315,000 on an annualized basis (your "Base Pay"), less applicable taxes and standard withholdings and deductions, paid in accordance with Interleukin's standard payroll procedures. Interleukin will review your Base Pay on an annual basis.

135 Beaver Street • Waltham, MA 02452 • Tel: 781-398-0700 • Fax: 781-398-0720

www.ilgenetics.com

(b)               Annual Bonus. You are eligible to participate in the Interleukin Bonus Plan, with a target maximum annual bonus of thirty percent (30%) of your Base Pay for the 2016 Bonus Plan Year. The 2016 annual bonus period began on January 1, 2016, and your bonus will be pro rated to reflect your Start Date, as well as for any period of inactive employment. The actual amount of any annual bonus will be determined by the Compensation Committee of the Interleukin Board of Directors after assessing Interleukin goals and individual milestones. The annual bonus is expressly subject to your employment through the date the annual bonus is paid, and will not be earned unless you are employed on such date. The Board's Compensation Committee has absolute discretion as to whether annual bonuses will be awarded and the size of any annual bonus, notwithstanding whether any certain corporate goals are met.

(c)                Equity. Pursuant to and subject to the terms and conditions of the Interleukin Genetics Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (the "Plan") and any applicable option agreement, Interleukin will grant you a number of options to purchase shares of common stock of Interleukin ("Common Stock") equal to one percent (1%) of Interleukin's fully diluted shares as of your Start Date, at an exercise price equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the later of (i) the date of approval of the grant by the Board of Directors or an authorized committee thereof, or (ii) your Start Date. The option will vest over a four (4) year period, with 25% of the shares vesting on the first (1st) anniversary of your Start Date and the remaining shares to vest in thirty-six (36) equal monthly installments thereafter. For purposes of this Section 4(c), "fully diluted shares" shall mean lnterleukin's outstanding Common Stock plus any shares of Common Stock issuable upon exercise or conversion of options, warrants or other convertible securities outstanding as of the Start Date.

(d)               Vacation. You will be entitled to fifteen (15) days of vacation per year, which will accrue ratably on an annual basis, subject to the terms and conditions of Interleukin's vacation policy.

(e)                Fringe Benefits. You may take advantage of various benefits offered by Interleukin, which currently include group medical and dental insurance, short term disability coverage, group life insurance, and a 401(k) plan. Please note that Interleukin benefits may be modified, changed or eliminated from time to time at the sole discretion of Interleukin, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive such benefit is governed solely by the applicable plan document.

(f)                 Expense Reimbursement. Interleukin will reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred by you in furtherance of Interleukin's business in accordance with Interleukin's policies with respect thereto as in effect from time to time. All reimbursements provided under this Letter Agreement will be made or provided in accordance with the requirements of Section 409A ("Section 409A") of the Internal Revenue Code and the rules and regulations there under (the "Code") including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

5.                  Termination Payments. As stated above, your employment with Interleukin is at-will employment, which may be terminated by you or Interleukin at any time for any reason, with or without advance notice. Notwithstanding for the foregoing, the parties agree to the following regarding payments on termination following the Start Date.

(a)               Termination without Cause. If your employment hereunder is terminated by Interleukin without Cause (as defined below) at any time, and if you execute and do not revoke a release agreement in connection with such termination (as described in Section 5(c)), then:

(i)                   Interleukin will pay you an amount equal to your Base Pay in effect at the time of such termination for a period commencing on the effective date of the release agreement and ending on the six (6) month anniversary of such effective date.

For purposes of this section, "Cause" means your: (i) willful misconduct or gross negligence that results in loss, damage or injury to Interleukin; (ii) unauthorized disclosure of Interleukin trade secrets or confidential and proprietary information; (iii) dishonesty of a material nature (including, but not limited to, theft or embezzlement of Interleukin funds or assets), willful disloyalty, or breach of fiduciary duty to Interleukin or its shareholders; (iv) breach of your obligations under this Letter Agreement (and its exhibit A) or your Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement; (v) failure to perform your responsibilities or duties as an employee of Interleukin, which failure has not been cured within thirty (30) days after written notice thereof to you by Interleukin; or (vi) commission of, or plea of guilty or nolo contendere to, a felony (excluding minor traffic violations).

(b)               Other Termination. If your employment hereunder is terminated by you at any time for any reason, or by Interleukin in any circumstances or for any reason other than those specifically described in Section 5(a), then you will not be eligible for any form of severance pay, benefits or compensation, other than Accrued Obligations described below.

(c)               Release of Claims; Timing of Payment. Interleukin will not be obligated to provide you with any payment or benefit described in Section 5(a) unless you execute and do not revoke a release agreement in a form acceptable to Interleukin, which will include (at a minimum) a general release of claims against Interleukin and its affiliated entities and each of their officers, directors, employees and others associated with Interleukin and its affiliated entities. The release agreement will be provided to you following your separation of service from Interleukin, and must become effective and irrevocable before the sixtieth (60th) day following such separation from service (the "Review Period"). If you sign and do not revoke the release agreement within the Review Period, then applicable payments and benefits will be made or will commence, as applicable, on Interleukin's first regular payroll date following the conclusion of the Review Period, provided that if the Review Period begins in one taxable year of yours and ends in a later taxable year of yours, then the payment(s) will commence in the later taxable year.

(d)               Payment of Accrued Obligations. You will be paid the following upon an employment termination, regardless of the reason therefor and/or the application of any of the above sections: (i) the portion of your Base Pay that is accrued but not yet paid; (ii) the portion of your vacation that is accrued and not yet used, pursuant to the terms of any applicable Interleukin policy; and (iii) the business expenses properly incurred by you and not yet reimbursed, pursuant to the terms of any applicable Interleukin policy. Your entitlement to any other compensation or benefit under any plan of Interleukin will be governed by and determined in accordance with the terms of such plans.

6.                  Your Certifications. By signing this Letter Agreement, you are certifying and representing to Interleukin that: (a) you are free to enter into and fully perform the duties of your position; (b) you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your right to work for Interleukin in any way, and you have provided Interleukin with a copy of any agreement that could be interpreted as such; (c) your employment with Interleukin does not violate any order, judgment or injunction applicable to you, and you have provided Interleukin with a copy of any such order, judgment, or injunction; and (d) all facts you have presented to Interleukin are accurate and true, including all oral and written statements you have made to Interleukin pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview or discussion with Interleukin.

7.                  Confidentiality and Intellectual Property. Interleukin considers the protection of its confidential information, proprietary materials and intellectual property to be extremely important. Consequently, as a condition of this offer of employment, prior to your Start Date you will be required to sign the enclosed Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement. Prior to accepting employment with any subsequent employer, you will inform such employer of any restrictions set forth therein which apply to your activities for or employment by such employer, and permit Interleukin to do the same.

8.                  Before You Start. Prior to your Start Date, you must complete the upper portion of the enclosed I-9 Form. On your Start Date, you must provide Interleukin with the completed I-9 Form and any of the accepted forms of identification specified on the I-9 Form. Your employment with Interleukin is conditioned on your eligibility to work in the United States. Your employment with Interleukin is also conditioned on: (a) your successful completion of a background check conducted by Interleukin's third party provider , (b) successful completion of final references and (c) successful completion of drug screen.

9.                  General.

(a)               Entire Agreement. This Letter Agreement,  along with any other agreement specifically referenced herein, constitutes the entire agreement regarding the terms and conditions of your employment by Interleukin, and supersedes any prior agreements, promises or statements (whether oral or written) regarding the offered terms of employment.

(b)               Modification; Waiver; Assignment. This Letter Agreement's terms may be modified or amended only by written agreement executed by the parties hereto. This Letter Agreement's terms may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. You may not assign your rights and obligations hereunder without the prior written consent of Interleukin. Interleukin may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of lnterleukin's business.

(c)              Choice of Law; Venue; Jury Waiver. This Letter Agreement will be deemed to have been made in Massachusetts, will take effect as an instrument under seal within Massachusetts, and will be governed by and construed in accordance with the internal law of Massachusetts, without giving effect to conflict of law principles, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation to the law of another jurisdiction. Both you and Interleukin agree that any action, demand, claim or counterclaim relating to or arising under this Letter Agreement will be commenced in Massachusetts in a court of competent jurisdiction by a judge alone, and you hereby waive and renounce your right to a trial before a civil jury.

(d)              Code Sections 409A and 280G.

(i)                 The benefits set forth in Section 5(a) constitute "non-qualified deferred compensation" subject to Section 409A of the Code. Any termination of your employment triggering payment of benefits under Section 5(a) must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §l .409A-l (h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §l.409A-l(h) (as the result of further services that are reasonably anticipated to be provided by you to Interleukin at the time your employment terminates), any benefits payable under Section 5(a) that constitute deferred compensation under Section 409A will be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §l.409A- l (h). For purposes of clarification, this Section will not cause any forfeiture of benefits on your part, but will only act as a delay until such time as a "separation from service" occurs. Further, if you are a "specified employee" (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any benefits payable under Section 5(a) that constitute non-qualified deferred compensation subject to Section 409A will be delayed until the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) the date of your death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A; on the earlier of (X) the business day following the six-month anniversary of the date your separation from service becomes effective, and (Y) your death, Interleukin will pay you in a lump sum the aggregate value of the non-qualified deferred compensation that Interleukin otherwise would have paid you prior to that date under Section 5(a). It is intended that each installment of the payments and benefits provided under Section 5(a) will be treated as a separate "payment" for purposes of Section 409A. Neither Interleukin nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)               The parties intend this Letter Agreement to be in compliance with Section 409A. You acknowledge and agree that Interleukin does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Letter Agreement, including but not limited to consequences related to Section 409A. Notwithstanding any other provision to the contrary, this Letter Agreement will be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(iii)              If any payment or benefit you would receive under this Letter Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a "Payment") would: (A) constitute a "parachute payment" within the meaning of Section 280G the Code; and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment will be either: (X) the full amount of such Payment; or (Y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

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This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this Letter Agreement.

Sincerely,

INTERLEUKIN GENETICS, INC.

By:	/s/Mark B. Carbeau
Mark B. Carbeau
Chief Executive Officer

Agreed to and Acknowledged:

/s/ Stephan Toutain

Stephan Toutain

05/23/16

Date

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